EXHIBIT  99

For Immediate Release                                Contact: John T. O'Neill
July 17, 1997                                        Telephone:  401-727-5600

                      HASBRO, INC. ANNOUNCES IMPROVED
                      RESULTS FOR SECOND QUARTER 1997

     Pawtucket, RI (July 17, 1997) -- Hasbro, Inc. (HAS:ASE) today reported that its second quarter net earnings more than doubled. Fueled by net revenues of $583.9 million, up 14% from $511.6 million in the second quarter of 1996, net earnings increased to $13.0 million from the $6.0 million reported a year ago, while earnings per share doubled to $.10, from $.05 in 1996.

     "We are very pleased with our ongoing performance. Again this quarter we have experienced significant growth in both revenues and earnings," said Alan
G. Hassenfeld, Chairman and Chief Executive Officer.

     "Revenue growth continued to be primarily driven by the strength of our range of boys' products, including those associated with three of our major entertainment properties, Star Wars(R), Jurassic Park(TM) and Batman(TM). Also contributing to revenue growth in the United States markets was our May acquisition of the assets of OddzOn Products and Cap Toys, which brought with it such well known products as Koosh(R) balls, Vortex(TM) sport toys and Cap's line of interactive candy.

     Internationally, we experienced significant local currency growth in Canada, Mexico and Latin America, where we have three newly established joint ventures, as well as more moderate growth in several other countries. Again, the negative effect of the strengthened dollar, which this quarter amounted to approximately $10 million, reduced the impact of these gains. Also contributing to our revenue growth was the Hasbro Interactive worldwide line of CD-ROM games which continued to exceed expectations."

     Mr. Hassenfeld continued, "Our significant earnings growth this quarter was wholly attributable to our pre-acquisition businesses since, as planned, the OddzOn/Cap units were not accretive. Also, as part of our ongoing share repurchase program, we invested $31 million during the quarter to purchase approximately 1.2 million of our shares."

     He concluded, "As we look forward to the balance of the year, we remain optimistic that our broad range of products will again be the choice of consumers throughout the world."


                                # # #
                          (Tables Attached)

                                  HASBRO, INC.

                       CONSOLIDATED STATEMENTS OF EARNINGS

(Thousands of Dollars and Shares Except Per Share Data)

                                    Quarter Ended         Six Months Ended
                                  ------------------    --------------------
                                  Jun. 29,  Jun. 30,     Jun. 29,   Jun. 30,
                                    1997      1996         1997       1996
                                  --------  --------    ---------  ---------
Net Revenues                      $583,886   511,609   $1,139,670  1,050,294
Cost of Sales                      252,917   234,184      488,288    471,955
                                   -------   -------    ---------  ---------
Gross Profit                       330,969   277,425      651,382    578,339
Amortization                        11,194    10,007       21,226     19,806
Royalties, Research and
 Development                        87,864    64,356      151,756    118,778
Advertising                         66,908    66,171      138,210    136,447
Selling, Distribution and
 Administration                    142,289   124,909      277,070    250,274
                                   -------   -------    ---------  ---------
Operating Profit                    22,714    11,982       63,120     53,034
Interest Expense                     5,493     5,353        9,923     10,259
Other (Income), Net                 (3,062)   (2,514)      (7,233)    (5,477)
                                   -------   -------    ---------  ---------
Earnings Before Income Taxes        20,283     9,143       60,430     48,252
Income Taxes                         7,302     3,157       21,755     17,901
                                   -------   -------    ---------  ---------
Net Earnings                      $ 12,981     5,986   $   38,675     30,351
                                   =======   =======    =========  =========

Per Common Share (1)(2)
   Net Earnings                   $    .10       .05   $      .30        .23
                                   =======   =======    =========  =========

   Cash Dividends Declared        $    .08       .07   $      .16        .14
                                   =======   =======    =========  =========

Weighted Average Number of
  Shares Outstanding (1)(2)        129,976   132,580      130,525    132,371
                                   =======   =======    =========  =========

(1) - Primary and fully diluted data are not shown separately as they are substantially the same.
(2) - Adjusted to reflect the three-for-two stock split paid March 21, 1997.

                                  HASBRO, INC.

                      CONSOLIDATED CONDENSED BALANCE SHEETS


  (Thousands of Dollars)



                                                    Jun. 29,        Jun. 30,
                                                      1997            1996
                                                   ---------       ---------
                   Assets

  Cash and Temporary Investments                  $   82,510      $   69,998
  Accounts Receivable, Net                           714,212         683,906
  Inventories                                        368,221         398,099
  Other                                              188,913         160,836
                                                   ---------       ---------
  Total Current Assets                             1,353,856       1,312,839
  Property, Plant and Equipment, Net                 296,139         305,772
  Other Assets                                       996,800         908,903
                                                   ---------       ---------
  Total Assets                                    $2,646,795      $2,527,514
                                                   =========       =========

        Liabilities and Shareholders' Equity

  Short-term Borrowings                           $  314,288      $  288,872
  Payables and Accrued Liablities                    517,230         480,272
                                                   ---------       ---------
  Total Current Liabilities                          831,518         769,144
  Long-term Debt                                     149,040         149,920
  Deferred Liabilities                                67,206          72,066
                                                   ---------       ---------
  Total Liabilities                                1,047,764         991,130
  Total Shareholders' Equity                       1,599,031       1,536,384
                                                   ---------       ---------
  Total Liabilities and Shareholders' Equity      $2,646,795      $2,527,514
                                                   =========       =========